BACCHUS LAW G ROUP	1511 West 40th Avenue Vancouver, BC V6M 1V7 Tel 604.732.4804 Fax 604.408.5177
Corporate & Securities Law

July 17, 2007

Securities and Exchange Commission
100 F Street, North East
Washington, DC 20549

Dear Sirs and Mesdames:

Re: Energy Quest Inc.

Please be advised that, I have reached the following conclusions regarding the above offering:

1.

ENERGY QUEST INC. (the "Company") is a duly and legally organized and existing Nevada state corporation, with its registered office and principal place of business located at 850 South Boulder Hwy., Suite 169, Henderson, Nevada 89015. The Articles of Incorporation and corporate registration fees were submitted to the Office of the Secretary of State of Nevada, filed with the office on June 20, 1997, and amended on June 24, 1999, January 27, 2005, December 29, 2005, and on May 31, 2007. The Company's existence and form is valid and legal pursuant to the representation above.

2.

The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of common stock at this time. It also has one class of preferred stock. Neither the articles of incorporation, bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common stock. The 679,000 shares (the “Issued Shares”) of common stock previously issued by the Company to the selling shareholders listed in the Company’s Registration Statement on Form SB-2 to be filed on or about the date of this letter (the “Registration Statement”) are in legal form and in compliance with the laws of the State of Nevada, and are legally issued, fully paid and non-assessable. I am of the opinion that the shares to be sold by the selling shareholders pursuant to this Registration Statement are validly issued, fully paid and non-assessable shares of the Company's common stock.

3.

The Company's Articles of Incorporation presently provide the authority to the Company to issue 200,000,000 shares of Common Stock, $0.0001 par value. Therefore, the Board of Directors’ Resolutions which authorized the issuance of up to 1,000,000 by direct offering as described in the Registration Statement are within the authority of the Company’s directors and those, shares, when issued and when sold, will be validly issued, fully paid and non-assessable.

4.

The Company's 2,165,028 outstanding shares as of July 6, 2007 are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

I hereby consent to being named in the Form SB-2 Registration Statement as having rendered the foregoing opinion. I also consent to the filing of this opinion as an Exhibit to the Registration Statement.

Yours truly,

BACCHUS LAW GROUP

Per: /S/ Penny O. Green

Penny O. Green
Barrister, Solicitor & Attorney
Member, Washington State Bar Association
Member, Law Society of BC